Exhibit 10.24

PROMISSORY NOTE
June 9, 2006

Novato, California	$1,500,000.00

1.
FOR VALUE RECEIVED, IMSI DESIGN, LLC, a Delaware limited liability company (the “Company”) hereby promises to pay to the order of Broadcaster, Inc., a California corporation, (the “Holder”), the principal sum of One Million, Five Hundred Thousand United States Dollars ($1,500,000.00) together with interest at the rate of 8% per annum as hereinafter specified.

2.
This Note is made in connection with that Asset Purchase Agreement dated June 9, 2006 (the “Purchase Agreement”) whereby the Company has agreed to purchase from the initial Holder all of the Acquired Assets, as defined therein.

3.
The principal balance of this Note shall be due and payable on July 3, 2006 (“Due Date”). If timely paid, no interest shall be deemed to have accrued. Principal (and all other amounts) due under this Note shall be payable in United States dollars, in immediately available funds, to the Holder by wire transfer to the account specified by the initial Holder for delivery of the Cash Consideration paid to the initial Holder pursuant to the Purchase Agreement, unless otherwise specified by the Holder and designated in writing to the Company.

4.
If any payment required by this Note is not made within five (5) business days of the Due Date, a late charge in the amount of 2% of the payment may be assessed by Holder, provided that notice of such assessment is given in writing to the Company. Payment, when made, shall be applied first to interest accrued to date on the payment, and the remainder applied to principal. After maturity or the occurrence of an Event of Default, this Note shall bear interest at the rate of 10% per annum, calculated and compounded semi-annually, not in advance. “Event of Default” means the occurrence of any of the following events: (i) failure of the Company to make any payment of principal and interest when due; (ii) the appointment of a trustee, receiver, custodian, liquidator or similar official with respect to the Company or any substantial part of the Company’s assets or funds for the benefit of the creditors of the Company, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company; or (iii) dissolution, termination of existence, insolvency or business failure of the Company or any other maker, endorser or guarantor hereof.

5.
The Company hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this Note. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver, delay, or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. In the Event of Default, which is not cured within seven (7) business days, after notice of said Default, the Company hereby agrees to reimburse on demand all reasonable costs and expenses, including, without limitation, attorney’s fees and legal expenses, reasonably incurred and paid by the Holder directly related to its enforcement of this Note. This Note shall be governed by the laws of the State of California without regard to conflict of laws principles.

“Company”

IMSI Design, LLC
a Delaware limited liability company

By:________________________
Title:_______________________

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